Citigroup Funding Inc.

Pricing Sheet dated March 25, 2010 relating to

Offering Summary No. 2010-MTNDD493 dated February 24, 2010

and Preliminary Pricing Supplement No. 2010-MTNDD493,

subject to completion, dated February 24, 2010

Filed pursuant to Rule 433

Registration Statement Nos. 333-157386 and 333-157386-01

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Principal Protected Notes Based on the Value of the S&P 500® Index

due September 28, 2015

PRICING TERMS – MARCH 25, 2010
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company
Issue price:	$10 per note (see “Underwriting fee and issue price” below)
Stated principal amount:	$10 per note
Aggregate principal amount:	$12,490,000
Pricing date:	March 25, 2010
Original issue date:	March 30, 2010
Maturity date:	September 28, 2015
Interest:	None
Principal protection:	100%, subject to the credit risk of Citigroup Inc.
Underlying index:	The S&P 500® Index
Payment at maturity:

The payment at maturity per $10 stated principal amount will equal:

$10 + supplemental redemption amount, if any, subject to the maximum payment at maturity.

In no event will the payment at maturity be less than $10 or greater than the maximum payment at maturity per note

Supplemental redemption amount:	(i) $10 times (ii) the index percent change, provided that the supplemental redemption amount will not be less than $0 or greater than $5.20 per note
Maximum payment at maturity:	$15.20 per note (152% of the stated principal amount)
Index percent change:	(final index value - initial index value) / initial index value
Initial index value:	1,165.73, which is the index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	September 23, 2015, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	17314V569
ISIN:	US17314V5690
Listing:	The notes will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in the related offering summary

Underwriting fee and issue price:	Price to public	(1)	Underwriting fee	(1)(2)	Proceeds to the issuer
Per note	$10.0000		$0.3500		$9.6500
Total	$12,490,000		$437,150		$12,052,850

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $9.9000 per note. Please see “Syndicate Information” on page 7 of the related offering summary for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.3500 for each note they sell. See “Fees and selling concessions” on page 5 of the related offering summary. This selling concession may be reduced for volume purchase discounts depending on the aggregate amount of the notes purchased by an investor. See “Syndicate Information” on page 6 of the related offering summary.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE OFFERING SUMMARY AND PRELIMINARY PRICING SUPPLEMENT

DESCRIBING THE OFFERING AND THE RELATED PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF

WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Offering Summary filed on February  24, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510012574/dfwp.htm

Preliminary Pricing Supplement filed on February 24, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510012289/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE NOTES ARE NOT BANK DEPOSITS OR SAVINGS ACCOUNTS, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Citigroup Funding and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s or The McGraw-Hill Companies and neither makes any representation or warranty regarding the advisability of investing in the notes.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-157386) and other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.